EXHIBIT 99.3

Frederick’s of Hollywood Group Inc. Files Form 8-K/A with the SEC to

Report FOH Holdings, Inc. Fiscal 2008 Six-Month Results

NEW YORK, NY – April 11, 2008 – Frederick’s of Hollywood Group Inc. (formerly, Movie Star, Inc.) (AMEX: FOH) (“FOHG”) today reported the unaudited financial results of its wholly-owned subsidiary, FOH Holdings, Inc. (“FOH Holdings”), for the six months ended January 26, 2008, in a Form 8-K/A filed with the Securities and Exchange Commission (“SEC”) in connection with the completion of the merger of FOH Holdings with a wholly-owned subsidiary of FOHG on January 28, 2008. The unaudited financial results of FOH Holdings are for the six-month period ended prior to the Merger and do not include the results of operations and financial position of FOHG.

The Form 8-K/A filed with the SEC also presented unaudited pro forma financial information of FOHG and FOH Holdings as of January 26, 2008 and for the year ended July 28, 2007 and the six months ended January 26, 2008 after giving effect to the merger. FOHG will report combined financial results for the fiscal 2008 third quarter ending April 26, 2008.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc. (formerly Movie Star, Inc.) operates two divisions, the Movie Star division and the Frederick’s of Hollywood division:

About the Frederick’s of Hollywood Division

FREDERICK’S OF HOLLYWOOD has been recognized as one of the world’s most well known brands, with more than 130 specialty retail stores nationwide, a world-famous catalog and online shop at www.fredericks.com. By keeping an eye toward modern Hollywood as well as its own legendary history, FREDERICK’S OF HOLLYWOOD creates innovative, alluring lingerie that is coveted by its customers. With its exclusive product offerings including Seduction by Frederick’s of Hollywood, and the Hollywood Exxtreme Cleavage Bra, FREDERICK’S OF HOLLYWOOD is the Original Sex Symbol™.

About the Movie Star Division

Movie Star designs, manufactures (through independent contractors), imports, markets and distributes women’s intimate apparel, including sleepwear, robes, leisurewear and daywear, to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States. Current collections include the Cinema Etoile premium line of intimate apparel and the Movie Star line of apparel sold as private label programs.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; the timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; failure to realize the merger’s anticipated synergies; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.

CONTACT:		INVESTOR RELATIONS:
Frederick’s of Hollywood Group Inc.	-or-	SM Berger & Company, Inc.
Thomas Rende, CFO		Stanley Berger
(212) 798-4700		(216) 464-6400